Exhibit 99.1

URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 20, 2012

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q2 Sales and Earnings

PHILADELPHIA, PA August 20, 2012 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands, today announced net income of $61 million and $95 million for the three and six months ended July 31, 2012, respectively. Earnings per diluted share were $0.42 and $0.65 for the three and six months ended July 31, 2012, respectively.

Total Company net sales rose by 11% over the same quarter last year to $676 million. Comparable retail segment net sales, which include our comparable direct-to-consumer channel, increased 4% for the quarter, while comparable store net sales decreased 1%. Comparable retail segment net sales at Free People and Urban Outfitters increased 12%, and 6%, respectively, while comparable retail segment net sales at Anthropologie were flat for the quarter. Direct-to-Consumer net sales increased 22% and wholesale segment net sales rose 17% for the quarter.

“I am excited and gratified that our team produced record second quarter sales and profits while reducing ‘comp’ store inventories,” said Chief Executive Officer, Richard A. Hayne. “As we head into the second half of the year we plan for gradual year over year improvement in our business along with further tightening of our store inventories,” finished Mr. Hayne.

Net sales by brand and channel for the three and six month periods were as follows:

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2012	2011	2012	2011
Net sales by brand
Urban Outfitters	$310,664	$272,173	$577,054	$507,501
Anthropologie	281,808	272,639	516,926	501,187
Free People	73,788	58,707	135,460	110,458
Other	10,009	5,662	15,759	14,054

Total Company	$676,269	$609,181	$1,245,199	$1,133,200

Net sales by channel
Retail Stores	$501,322	$464,672	$921,960	$855,836
Direct-to-consumer	137,709	112,610	254,817	214,908

Retail Segment	639,031	577,282	1,176,777	1,070,744

Wholesale Segment	37,238	31,899	68,422	62,456

Total Company	$676,269	$609,181	$1,245,199	$1,133,200

For the three months ended July 31, 2012, the gross profit rate declined 30 basis points versus the prior year’s comparable period. The decrease in gross profit rate was primarily due to the deleveraging of initial merchandise costs and store occupancy costs both of which were partially offset by a reduction in merchandise markdowns. The deleverage of initial merchandise cost is due in part to the mix of our assortment as well as an increase in web exclusive product sold through our direct-to-consumer channel. The deleverage of store occupancy costs was related to negative comparable store net sales as well as an increased number of store openings versus the prior year comparable quarter. For the six months ended July 31, 2012, the gross profit rate declined by 76 basis points versus the prior year’s comparable period. The decline in the rate was primarily due to the deleverage of store occupancy costs related to the negative comparable store net sales as well as an increased number of store openings versus the prior comparable quarter.

As of July 31, 2012, total inventories increased by $20 million or 7%, on a year-over-year basis. The growth in total inventories is primarily due to the acquisition of inventory to stock new and non-comparable stores and inventory related to the growth in our direct-to-consumer channel, partially offset by a 5% decrease in comparable store inventories.

For the three months ended July 31, 2012, selling, general and administrative expenses, expressed as a percentage of net sales, were down 4 basis points. For the six months ended July 31, 2012, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 25 basis points. This increase was primarily due to the deleveraging of direct store controllable expenses driven by the negative comparable store net sales.

During the six months ended July 31, 2012, the Company opened a total of 28 new stores including: 10 Free People stores, 10 Urban Outfitters stores, 6 Anthropologie stores, 1 BHLDN store and 1 Terrain garden center, and closed 1 Anthropologie store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 207 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 173 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores, 72 Free People stores, catalogs and website; 2 BHLDN stores and a website and 2 Terrain garden centers and a website, as of July 31, 2012.

Management’s second quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss second quarter results and will be webcast at 5:00 pm. EDT at: http://investor.urbn.com/phoenix.zhtml?p=irol-eventDetails&c=115825&eventID=4814843

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2012	2011	2012	2011

Net sales	$676,269	$609,181	$1,245,199	$1,133,200
Cost of sales, including certain buying, distribution and occupancy costs	421,755	378,091	788,206	708,745

Gross profit	254,514	231,090	456,993	424,455
Selling, general and administrative expenses	158,576	143,095	308,140	277,624

Income from operations	95,938	87,995	148,853	146,831
Other income, net	144	935	443	2,300

Income before income taxes	96,082	88,930	149,296	149,131
Income tax expense	34,790	32,237	54,047	53,814

Net income	$61,292	$56,693	$95,249	$95,317

Net income per common share:
Basic	$0.42	$0.36	$0.66	$0.59
Diluted	$0.42	$0.35	$0.65	$0.59

Weighted average common shares and common share equivalents outstanding:
Basic	144,817,752	158,581,618	144,764,072	160,436,550
Diluted	145,614,806	160,743,743	145,592,333	162,960,745

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	62.4%	62.1%	63.3%	62.5%

Gross profit	37.6%	37.9%	36.7%	37.5%
Selling, general and administrative expenses	23.4%	23.5%	24.7%	24.5%

Income from operations	14.2%	14.4%	12.0%	13.0%
Other income, net	0.0%	0.2%	0.0%	0.2%

Income before income taxes	14.2%	14.6%	12.0%	13.2%
Income tax expense	5.1%	5.3%	4.3%	4.8%

Net income	9.1%	9.3%	7.7%	8.4%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	July 31, 2012	January 31, 2012	July 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$135,481	$145,273	$226,381
Marketable securities	135,890	89,854	59,347
Accounts receivable, net of allowance for doubtful accounts of $1,550, $1,614 and $994, respectively	48,222	36,673	52,560
Inventories	322,823	250,073	303,159
Prepaid expenses, deferred taxes and other current assets	61,612	75,119	57,121

Total current assets	704,028	596,992	698,568

Property and equipment, net	722,058	684,979	626,188
Marketable securities	91,664	126,913	322,902
Deferred income taxes and other assets	76,832	74,824	57,766

Total Assets	$1,594,582	$1,483,708	$1,705,424

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$105,786	$95,754	$110,759
Accrued expenses, accrued compensation and other current liabilities	125,954	137,712	117,756

Total current liabilities	231,740	233,466	228,515

Deferred rent and other liabilities	188,648	183,974	172,589

Total Liabilities	420,388	417,440	401,104

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 144,869,307, 144,633,007 and 157,524,395 issued and outstanding respectively	15	15	16
Additional paid-in-capital	10,581	—	—
Retained earnings	1,173,013	1,077,765	1,309,964
Accumulated other comprehensive loss	(9,415)	(11,512)	(5,660)

Total Shareholders’ Equity	1,174,194	1,066,268	1,304,320

Total Liabilities and Shareholders’ Equity	$1,594,582	$1,483,708	$1,705,424